Exhibit 11

                 Statement of Computation of Per Share Earnings

         Set forth below is the bases for the computation of earnings per share for the periods shown.


                                               Year Ended December 31,

Earnings (loss) Per Common Share               2000              1999
                                          ---------------    --------------

     Basic                                   $(1.82)            $(5.86)

     Average Shares Outstanding              487,763            32,500

     Diluted                                 $(1.82)            $(5.86)

     Average Shares Outstanding              487,763            32,500